EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-effective Amendment No. 2 to the Registration Statement on Form S–3 of Raytheon Company (File No. 333-82529) and Post-effective Amendment No. 1 to the Registration Statement on Form S–3 of Raytheon Company (File No. 333-58474) of our report dated January 21, 2003, except as to the eighth paragraph in Note H as to which the date is February 14, 2003, except as to the information in Note T as to which the date is February 24, 2003, and except as to the second, fifth and tenth paragraphs and all of the tables in Note B as to which the date is March 20, 2003, relating to the financial statements of Raytheon Company, which appears in Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Boston , Massachusetts
January 16, 2004